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                                                               February 27, 1995



                      KUHLMAN AND SCHWITZER SIGN DEFINITIVE
                               AGREEMENT TO MERGE


Kuhlman Corporation (NYSE:KUH) and Schwitzer, Inc. (NYSE:SCZ) jointly announced today that they have signed a definitive agreement to merge Schwitzer with a wholly-owned subsidiary of Kuhlman. In the transaction, shares of Schwitzer Common Stock will be converted into shares of Kuhlman Common Stock using an exchange ratio of 0.9615 share of Kuhlman for each share of Schwitzer. The merger is subject to certain closing conditions, including the approval of the shareholders of both companies. It is anticipated that this transaction will be consummated in the second quarter of 1995 following approval by shareholders of both companies at the companies' respective annual meetings of shareholders. Both meetings are currently scheduled to be held on May 31, 1995.

Kuhlman Corporation is a holding company involved in the manufacturing of electrical and electronic wire and cable products; distribution, power and instrument transformers; and spring products. Sales for its fiscal year ended December 31, 1994 were approximately $243 million. Kuhlman has approximately
6.1 million shares outstanding. Schwitzer has approximately 7.2 million shares outstanding.

In making this joint announcement, Robert S. Jepson, Jr., Chairman and Chief Executive Officer of Kuhlman, and Gary G. Dillon, Chairman, President and Chief Executive Officer of Schwitzer, stated that "The merger of Kuhlman and Schwitzer will benefit the shareholders of both companies by making the resulting company better equipped to meet the competitive challenges that it is certain to face in the future."

Schwitzer, Inc. designs, manufactures and markets turbochargers, fan drives, cooling fans and crankshaft vibration dampers for enhancing the efficiency of diesel and gasoline engines.


               For further information, contact:

               Investor Relations
               Schwitzer, Inc.
               Highway 191, Brevard Road
               P.O. Box 15075
               Asheville, N.C.  28813
               (704) 684-4014